Exhibit 4.2
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
CORPUS CHRISTI DIVISION

In re:	§	Chapter 11
§
Seahawk Drilling, Inc.,	§	Case No. 11-20089
§
Seahawk Mexico Holdings LLC,	§	Case No. 11-20090
§
Seahawk Drilling Management LLC,	§	Case No. 11-20091
§
Seahawk Offshore Management LLC,	§	Case No. 11-20092
§
Energy Supply International LLC,	§	Case No. 11-20093
§
Seahawk Drilling LLC,	§	Case No. 11-20088
§
Seahawk Global Holdings LLC,	§	Case No. 11-20094
§
Seahawk Drilling USA LLC,	§	Case No. 11-20095
§
Debtors.	§	Chapter 11
§
	§ §	Joint Administration Requested Under Case No. 11- 20089

ORDER GRANTING EXPEDITED MOTION OF CERTAIN EQUITY HOLDERS OF
THE DEBTORS, PURSUANT TO BANKRUPTCY CODE § 1102, FOR AN ORDER
APPOINTING OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS
(Related to Doc. No._____)

Upon consideration of the ExpeLliiLL1 Motion of MIIR Fund Management LLC, Andalusian Capital Partners LP, HSBC Global Asset Management (USA) Inc., and Mercer Park LP for an Order Appointing an Official Committee of Equity Security Holders (the "Motion"); and it appearing that this Court has jurisdiction to consider this matter; and due and proper notice of the Motion having been given to all parties; and it appearing that, because of the nature of the relief requested, no other or further notice need be given; and based upon the pleadings and the record, the Court is of the opinion that the relief sought is proper and should be granted. It is therefore:

ORDERED that the Motion is GRANTED; and it is further
ORDERED that the United States Trustee is directed to appoint an Official Committee of Equity Security Holders forthwith.
Signed this _____ day of ____________, 2011.

____________________________ UNITED STATES DISTRICT JUDGE